Marrone Bio Innovations, Inc. Reports Third Quarter 2018 Financial Results

Year-Over-Year Revenues Increase 29% to Third Quarter Record of $5.4 Million; Gross Margins Expand to Record 48.3%; Operating Expenses Decrease by 19% to $6.8 Million

DAVIS, Calif., November 13, 2018 - Marrone Bio Innovations, Inc. (“MBI” or the “Company”) (NASDAQ: MBII), a leading provider of bio-based pest management and plant health products for the agriculture, turf and ornamental and water treatment markets, has provided its financial results for the third quarter ended September 30, 2018.

Management Commentary

“I am pleased to announce our strong third quarter financial results and continued operational execution throughout our business,” said Dr. Pam Marrone, Founder and CEO of Marrone Bio Innovations. “I am excited about what I am seeing regarding the market’s acceptance of biologicals in integrated programs with large growers. We continued to strengthen our commercial team as well through the addition of key hires, which when paired with customer education initiatives aimed at the integration of our brands into traditional programs while increasing our share in the organic market, we expect to drive continued growth as we move into 2019.

“On the financial front, we grew revenue 29% over last year to a third quarter record of $5.4 million, which is notable as the third quarter is traditionally one of our slowest times of year. In addition, our gross margins improved to a record 48.3%, while further trimming operating expenses 19% to $6.8 million. As a result of all of these factors, our cash usage from operations was the lowest in our history as a public company.

“On the technology front, we continue to be recognized throughout the industry for innovation. Venerate was recently named the Best New Biological Product at the prestigious Agrow Awards 2018, while we were awarded the renowned 2018 Bernard Blum Award for a Novel Biocontrol Solution by the International Biocontrol Manufacturers Association. When one considers our history of product introductions, as well as our recent EPA submission of our novel bioherbicide, MBI-014, and what we have in our pipeline for the near future, I believe we will continue to lead the integration of biologicals within the agricultural industry.

“We continue to see encouraging trends throughout our business, particularly in our three core areas of focus: growing revenues, increasing gross margins over the long term and diligently managing operating expenses. I believe we are well positioned to continue to execute upon our business plan, creating long-term value for our shareholders,” concluded Marrone.

Q3 2018 Financial Summary

●	Revenues grew to $5.4 million in the third quarter of 2018, compared to $4.2 million in the third quarter of 2017.

●	Due to the adoption of the ASC 606 accounting standard (Revenue From Contracts With Customers), 2018 over 2017 reported revenues are not strictly an apples to apples comparison.

●	Gross margins in the third quarter of 2018 increased significantly to 48.3%, compared to 40.9% in the third quarter of 2017.

●	Operating expenses in the third quarter of 2018 declined 19% to $6.8 million, compared to $8.3 million in the third quarter of 2017.

●	Net loss in the third quarter of 2018 improved significantly to $4.4 million, compared to a net loss of $8.5 million in the third quarter of 2017.

●	Cash and cash equivalents, including restricted cash, totaled $22.1 million on September 30, 2018 compared to $24.9 million on June 30, 2018, reflecting cash usage of $2.8 million in the third quarter of 2018.

Recent Operational Highlights

●	Submission of MBI-014 bioherbicide to the EPA.

●	Expanded MBI’s international distribution network through new deals with Hop Tri Investment Corporation in Vietnam and Cambodia and with AMC/Agrimatco in Turkey.

●	Strengthened the sales team through the appointment of Barner Jones as the Director of National Sales and Account Management and Jenna Combs as the Sales Manager of the Northern California Territory.

●	Awarded the 2018 Bernard Blum Award for a Novel Biocontrol Solution by the International Biocontrol Manufacturers Association in Basel, Switzerland.

●	Venerate named Best New Biological Product at Agrow Awards 2018 in London, United Kingdom.

●	Keith McGovern and Stuart Woolf, two major leaders in the agricultural industry, joined the Board of Directors; Formed Advisory Council to advise the Board and management’s strategic vision for the Company.

●	Nominated as a finalist for the 2018 Agrow Awards in the categories of Best R&D Pipeline, Best New Biological Product and Best Industry Collaboration.

●	Launched a series of grower education initiatives aimed at increasing awareness among both conventional and organic farmers and the food channel.

●	Among the many positive trial data around the globe, received positive results with Grandevo and Venerate on almonds, walnuts, tomatoes, peppers and cotton in California as well as on cannabis in Canada, with Regalia in Brazil, Panama, Argentina and Tunisia, Majestene in Europe and with Stargus in California and Canada.

Conference Call and Webcast

Management will host an investor conference call today at 1:30 p.m. PST (4:30 p.m. EST) to discuss Marrone Bio Innovations’ third quarter 2018 financial results, provide a corporate update, and conclude with a Q&A from participants. To participate, please use the following information:

Q3 2018 Conference Call and Webcast

Date: Tuesday, November 13, 2018

Time: 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

U.S. Dial-in: 1-888-254-3590

International Dial-in: 1-323-994-2093

Conference ID: 5479635

Webcast: http://public.viavid.com/index.php?id=131910

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through December 13, 2018. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 5479635. A webcast will also be available for 30 days on the IR section of the Marrone Bio Innovations website or by clicking here: MBII Q3 2018 Webcast.

About Marrone Bio Innovations

Marrone Bio Innovations, Inc. (NASDAQ: MBII) strives to lead the movement to more sustainable world through the discovery, development and sale of innovative biological products for crop protection, plant health and waterway systems treatment. MBI has screened over 18,000 microorganisms and 350 plant extracts, leveraging its in-depth knowledge of plant and soil microbiomes enhanced by advanced molecular technologies to rapidly develop seven effective and environmentally responsible pest management products to help customers operate more sustainably while uniquely improving plant health and increasing crop yields. Supported by a robust portfolio of over 400 issued and pending patents around its superior natural product chemistry, MBI’s currently available commercial products are Regalia®, Grandevo®, Venerate®, Majestene®, Haven® Stargus® and Amplitude™, Zelto® and Zequanox®.

Marrone Bio Innovations is dedicated to pioneering smart biopesticide solutions that support a better tomorrow for both farmers, turf managers and consumers around the globe. For more information, please visit www.marronebio.com. We also use our investor relations website, https://investors.marronebio.com, as well as our corporate Twitter account, @Marronebio, as means of disclosing material non-public information, and encourage our investors and others to monitor and review the information we make public in these locations.

Marrone Bio Innovations Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing MBI’s views as of any subsequent date. Examples of such statements include statements regarding the strength of the Company’s position for executing on its business plan and increasing shareholder value, and the potential benefits of the Company’s products. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for the Company’s products, any difficulty in marketing MBI’s products in global markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, and adverse decisions by regulatory agencies and other relevant third parties. Additional information that could lead to material changes in MBI’s performance is contained in its filings with the SEC. MBI is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Marrone Bio Innovations Contacts:

Pam Marrone, CEO and Founder

Jim Boyd, CFO

Telephone: +1 (530) 750-2800

Email: Info@marronebio.com

Investor Relations:

Greg Falesnik

Managing Director

MZ Group – MZ North America

Main: 949-385-6449

MBII@mzgroup.us

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Balance Sheets

(In Thousands, Except Par Value)

	SEPTEMBER 30, 2018	DECEMBER 31, 2017
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$20,524	$786
Restricted cash, current portion	46	487
Accounts receivable	3,072	3,785
Inventories, net	8,843	9,827
Deferred cost of product revenues	1	3,063
Prepaid expenses and other current assets	1,292	1,170
Total current assets	33,778	19,118
Property, plant and equipment, net	14,870	16,016
Restricted cash, less current portion	1,560	1,560
Other assets	333	219
Total assets	$50,541	$36,913
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,862	$3,800
Accrued liabilities	5,933	8,189
Accrued interest due to related parties	—	1,622
Deferred revenue, current portion	356	6,193
Derivative liability	—	674
Debt, current portion	1,737	1,524
Total current liabilities	9,888	22,002
Deferred revenue, less current portion	2,632	2,046
Debt, less current portion	11,882	24,407
Debt due to related parties	7,300	37,822
Other liabilities	794	1,287
Total liabilities	32,496	87,564
Commitments and contingencies (Note 10)
Stockholders’ equity (deficit):
Preferred stock: $0.00001 par value; 20,000 shares authorized and no shares issued or outstanding at September 30, 2018 and December 31, 2017	—	—
Common stock: $0.00001 par value; 250,000 shares authorized, 110,668 and 31,351 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	1	—
Additional paid in capital	293,506	214,921
Accumulated deficit	(275,462)	(265,572)
Total stockholders’ equity (deficit)	18,045	(50,651)
Total liabilities and stockholders’ equity (deficit)	$50,541	$36,913

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2018	2017	2018	2017
Revenues:
Product	$5,310	$4,161	15,171	$14,675
License	115	58	330	174
Total revenues	5,425	4,219	15,501	14,849
Cost of product revenues	2,803	2,492	8,075	8,737
Gross profit	2,622	1,727	7,426	6,112
Operating Expenses:
Research, development and patent	2,658	3,152	7,685	8,449
Selling, general and administrative	4,117	5,174	13,861	15,590
Total operating expenses	6,775	8,326	21,546	24,039
Loss from operations	(4,153)	(6,599)	(14,120)	(17,927)
Other income (expense):
Interest expense	(300)	(804)	(1,759)	(2,308)
Interest expense, related parties	—	(1,098)	(451)	(3,257)
Change in fair value of financial instruments	—	—	(5,177)	—
Loss on extinguishment of debt, net	—	—	(303)	—
Gain on extinguishment of debt, related party	—	—	9,622	—
Other income (expense), net	14	(29)	(13)	(52)
Total other income (expense), net	(286)	(1,931)	1,919	(5,617)
Net loss	$(4,439)	$(8,530)	$(12,201)	$(23,544)
Basic and diluted net loss per common share:	$(0.04)	$(0.27)	$(0.12)	$(0.83)
Weighted-average shares outstanding used in computing basic and diluted net loss per common share:	110,568	31,351	98,067	28,507

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

	NINE MONTHS ENDED SEPTEMBER 30,
	2018	2017
Cash flows from operating activities
Net loss	$(12,201)	$(23,544)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,427	1,540
Loss (gain) on disposal of equipment	—	365
Share-based compensation	1,310	1,724
Non-cash interest expense	807	1,130
Change in fair value of financial instruments	5,177	—
Loss on extinguishment of debt, net	303	—
Gain on extinguishment of debt, related party, net	(9,622)	—
Net changes in operating assets and liabilities:
Accounts receivable	713	1,723
Inventories	984	(851)
Prepaid expenses and other assets	(359)	420
Deferred cost of product revenues	4	(255)
Accounts payable	(1,835)	1,282
Accrued and other liabilities	(1,794)	2,491
Accrued interest due to related parties	(1,614)	(803)
Deferred revenue	(114)	341
Net cash used in operating activities	(16,814)	(14,437)

Cash flows from investing activities
Purchases of property, plant and equipment	(496)	(391)
Sale of property, plant and equipment	—	15
Net cash used in investing activities	(496)	(376)

Cash flows from financing activities
Proceeds from issuance of common stock, net of offering costs	34,485	8,188
Proceeds from issuance of debt	2,000	—
Proceeds from secured borrowings	15,402	7,831
Reductions in secured borrowings	(15,181)	(6,631)
Repayment of debt	(190)	(340)
Repayment of capital leases	—	(420)
Financing costs	—	(215)
Net settlement of stock options	(14)	—
Exercise of stock options	7	17
Exercise of warrants	98	—
Net cash provided by financing activities	36,607	8,430
Net increase (decrease) in cash and cash equivalents and restricted cash	19,297	(6,383)
Cash and cash equivalents and restricted cash, beginning of period	2,833	12,613
Cash and cash equivalents and restricted cash, end of period	$22,130	$6,230

Supplemental disclosure of cash flow information
Cash paid for interest	$2,698	$5,231

Supplemental disclosure of non-cash investing and financing activities
Property, plant and equipment included in accounts payable and accrued liabilities	$30	$331
Equipment acquired with debt	$—	$495
Embedded derivative liability associated with bridge loan	$573	$—
Conversion of debt to equity	$10,000	$—
Conversion of bridge loan (convertible note) to equity	$6,000	$—
Conversion of debt, related party to equity	$35,000	$—
Conversion of accrued liabilities into equity associated with the granting of restricted stock units	$205	$—